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                                                                   EXHIBIT 23(J)

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 32 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 11, 2000, relating to the financial statements and financial highlights appearing in the December 31, 1999 Annual Reports to Shareholders of Investment Equity 500 Index Fund, Investment Money Market Fund (constituting parts of the BT Pyramid Funds) and Equity 500 Index Portfolio and Cash Management Portfolio, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP
Baltimore, Maryland
April 27, 2000